Exhibit 10.1

August 6, 2008

Mark T. Thies

5517 Blue Stem Court

Rapid City, SD 57702

Re:	Offer Letter of Employment

Dear Mark:

This letter will confirm our recent discussions leading to this offer to you for the position of Senior Vice President and Chief Financial Officer of Avista Corporation. We have agreed that your effective date of employment will be September 29, 2008. Your annual salary in your position as Senior Vice President and Chief Financial Officer will be $315,000 paid in 26 biweekly increments in accordance with Avista Corporation’s normal payroll procedures. You will be eligible to participate in Avista Corporation’s Executive annual incentive plan. For year 2008, the incentive bonus potential for your position as Senior Vice President is 60% of base salary and would be pro-rated based upon your effective date of employment. Actual incentive bonus payout for officers is determined based on successfully achieving the objectives identified in each annual plan. You will also be eligible to participate in the Executive Performance Share and Restricted Stock Plans. As a Senior Vice President you will be awarded a grant of 12,500 performance shares, with a potential payout of 0% - 150% based on a 3-year performance cycle that will end in 2010. You will also receive an initial stock award grant of 2,400 shares of Avista Corp. restricted stock that will vest based upon the terms of the plan. You will also be provided with a Change in Control Contract upon your hire date that provides you with benefit protection in the event of a change in control, all as outlined in the contract.

As an Avista Corporation employee, you and your eligible family members will be entitled to participate in the normal benefits package offered to all employees, including medical, vision, and dental coverage. You will also be eligible to participate in the 401(k) plan on the enrollment date that coincides with or immediately follows your employment date (20th of each month, effective on the close of the first pay period in the following month).

As an executive of the Company, you will be enrolled in the Executive Income Continuation Plan and the Supplemental Executive Long Term Disability Plan upon your completion and execution of the paperwork for these plans. As an executive of the Company, you will be eligible to participate in the Supplemental Executive Retirement Plan (SERP), according to the eligibility set forth in the Plan document with the addition of the following provision.

After completing 10 years of full-time employment service you will receive a “two for one” credit for Vesting Service for each completed year of full-time service from year ten through year 12 (employment service). Your ten-year employment anniversary triggers commencement of the additional Vesting Service credit. There is no “two for one” credit prior to completion of your tenth year of employment or after completion of your twelfth year of employment. For illustrative purposes, if you terminated your employment at your tenth employment anniversary you would have a total of eleven years Vesting Service credit in the SERP. As an additional illustration, if instead you terminated your employment at your twelfth employment anniversary you would have a total of fifteen years Vesting Service credit in the SERP.

Employment Service	Vesting Service
5 years	5 years
10 years	11 years
11 years	13 years
12 years	15 years
13 years	16 years
14 years	17 years
15 years	18 years

The Early Retirement Reduction Factors for retirement from active service as described in the Retirement Plan for Employees of Avista Corporation will be utilized in determining the benefit payable from the SERP once you reach 15 years of Vesting Service.

We have included summaries of all benefits in this packet for your review.

To assist with your move to Spokane, Avista will provide you with a relocation coordinator and cover the applicable reimbursable amounts of the actual costs of your relocation up to $40,000. The relocation coordinator will explain what costs are covered under the relocation guidelines. The Company will pay for reasonable expenses for two round trips for you and your spouse between Rapid City and Spokane, including airfare, lodging, and meals in connection with house-hunting trips of up to seven days each in duration. The Company will also pay for reasonable temporary living expenses for a period of 90 -120 days for food, lodging, and rental car, if necessary, upon arrival in Spokane.

You will receive an initial bank of 25 one-leave days immediately upon employment, which can be used in accordance with Avista Corporation policy guidelines for any personal time you may need during your transition period. Commencing on your employment date, your one leave will be accumulated on an accrual basis each pay period based upon years of service according to the plan provisions.

Please note that your acceptance of this offer does not create a contract of continuing employment at Avista Corporation. Your employment with Avista Corporation is and will continue to be on an at-will basis; either you or Avista Corporation may terminate the employment relationship at any time, for any reason not expressly prohibited by law.

Notwithstanding the foregoing, in the event that, at any time prior to your completing one year of full-time employment with Avista Corporation, the Company chooses to relieve you from your position, other than for Cause, as defined below, or an actual Change in Control event, you will be entitled to receive the severance benefits described in the next paragraph. This entitlement will cease completely at your first year employment anniversary date. In the event of a Change in Control, your Change of Control contract takes precedent and this severance benefit is not payable.

On any termination of your employment by Avista entitling you to severance benefits, you would be entitled to receive severance payments (less applicable withholding taxes) at a rate equal to your current base salary as then in effect, for a period of one year from the date of such termination, to be paid periodically in accordance with Avista Corporation’s normal payroll policies. The company will also continue to provide you with medical health benefits for the period of the first three months following termination which does count towards your COBRA eligibility period. At the end of the three months you could choose to elect to participate in COBRA coverage at which time you would be responsible for paying the full monthly premium associated with the coverage you elected.

For purposes of this offer letter, Cause shall mean (i) any act of personal dishonesty taken by you in connection with your responsibilities as an employee which is intended to result in your personal enrichment, (ii) your conviction of a felony, (iii) any act or omission by you that constitutes material misconduct and is injurious to Avista Corporation, or (iv) any continued violations by you of your obligations to Avista Corporation.

This offer is contingent upon you successfully passing our pre-employment drug testing and completing Avista Corporations formal employment application. As a condition of employment, you will be required to sign a Confidentiality, Non-Solicitation, Invention and Non-Compete Agreement. This letter and the Confidentiality, Non-Solicitation, Invention and Non-Compete Agreement set forth the terms of your employment with Avista Corporation and supersede any prior representations or agreements of the company, whether written or oral. This letter may not be modified or amended except by a written agreement signed by the CEO and Chairman of Avista Corporation and you.

In the event of any dispute or claim relating to or arising out of our employment relationship, you and Avista Corporation agree that (i) any and all such disputes will be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in Spokane County, Washington, (ii) you are waiving any and all rights to a jury trial, but all court remedies will be available in arbitration, (iii) all disputes will be resolved by a neutral arbitrator who will issue a written opinion, (iv) the arbitration will provide for adequate discovery, and (v) each of you and Avista Corporation will pay one half of the costs and expenses of such arbitration and each of you and Avista Corporation will separately pay your respective counsel fees and expenses. However, we agree that this arbitration provision will not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of Avista Corporation’s proprietary information. Therefore, Avista Corporation reserves the right to seek injunctive relief in court should it become necessary.

I look forward to you joining Avista Corporation, and I have full confidence that your background and experience will assist you in making a significant contribution to the financial and strategic direction of our Company. If you are in agreement with the terms outlined in this letter, please complete the enclosed application (you can simply put refer to resume for the work history section) and sign both this letter and the Confidentiality, Non-Solicitation, Invention and Non-Compete Agreement to accept this offer. I ask that you sign and return the original documents to me as soon as possible.

Sincerely,

/s/ Scott L. Morris
Scott L. Morris
Chairman of the Board, President and CEO Avista Corporation

Accepted by:	/s/ Mark T. Thies
Mark T. Thies

Dated: 8/8/08